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                 DESCRIPTION OF 1994 COMPENSATION ARRANGEMENTS
                          WITH LUBIN, DELANO & COMPANY



         During 1994, Lexington Precision Corporation (the "Company") compensated Michael A. Lubin, its Chairman of the Board, and Warren Delano, its President, indirectly through payments to Lubin, Delano & Company, an investment banking firm of which they are the only partners. These compensation arrangements provided for payment to Lubin, Delano & Company of
(i) a basic fee of $400,000, (ii) an incentive fee based upon the Company's performance as measured against its 1994 budgeted operating profit, and (iii) transaction fees as agreed upon by the Company and Lubin, Delano & Company in connection with acquisitions, divestitures, financings and other similar transactions.